EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the TAL International Group, Inc. 2014 Equity Incentive Plan of our reports dated February 20, 2014, with respect to the consolidated financial statements and schedule of TAL International Group, Inc. and the effectiveness of internal control over financial reporting of TAL International Group, Inc. included in TAL International Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP New York, NY July 30, 2014